    As filed with the Securities and Exchange Commission on January 15, 2003

                                                     Registration No. 333-102409


        ----------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                 AMENDMENT NO. 1
                                       to
                                    FORM S-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                ----------------

                            ORTEC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                        11-3068704
(State or other                                             (I.R.S. Employer
jurisdiction of                                            Identification No.)
incorporation
or organization)

             3960 Broadway, New York, New York 10032 (212) 740-6999
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Steven Katz, Ph.D.
                                    Chairman
                            Ortec International, Inc.
                                  3960 Broadway
                            New York, New York 10032
                                 (212) 740-6999
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------
                                    Copy to:

                             Gabriel Kaszovitz, Esq.
                       Feder, Kaszovitz, Isaacson, Weber,
                             Skala, Bass & Rhine LLP
                              750 Lexington Avenue
                          New York, New York 10022-1200
                                 (212) 888-8200
                               Fax: (212) 888-7776

ITEM 16.  EXHIBITS



         Exhibit Number     Description
         --------------     -----------

               4.1          Form of certificate evidencing shares of common stock(2)

               5.1          Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel for the
                            Registrant*

              23.1          Consent of Grant Thornton LLP, Independent Certified Public Accountants(1)

              23.2          Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in
                            Exhibit 5.1)*

              24.1          Power of Attorney(1)


------------------
*     Filed herewith.


(1)   Previously filed.


(2) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-96090) or amendment 1 thereto, and incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 15, 2003.

                            ORTEC INTERNATIONAL, INC.

                              By: /s/ Ron Lipstein
                                  -------------------
                                  Ron Lipstein
                                  Vice Chairman


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



Signature                                   Title                              Date
---------                                   -----                              -----
/s/ Steven Katz, Ph.D.              Chairman, Chief                    January 15, 2003
----------------------              Executive Officer
Steven Katz, Ph.D.                  (Principal Executive Officer)


/s/ Ron Lipstein                    Vice Chairman, Chief               January 15, 2003
------------------                  Financial Officer, Secretary,
Ron Lipstein                        Treasurer and Director
                                    (Principal Financial and
                                    Accounting Officer)


/s/ Dr. Mark Eisenberg              Senior Vice President,             January 15, 2003
----------------------              Research and Development
Dr. Mark Eisenberg                  and Director


/s/ Alain M. Klapholz               Vice President and Director        January 15, 2003
---------------------
Alain M. Klapholz

/s/ Steven Lilien, Ph.D.            Director                           January 15, 2003
------------------------
Steven Lilien, Ph.D.

/s/ Allen I. Schiff, Ph.D.          Director                           January 15, 2003
--------------------------
Allen I. Schiff, Ph.D.

/s/ Ron Lipstein                                                       January 15, 2003
------------------
Ron Lipstein
Attorney-in-Fact for all of the Directors


                                  Exhibit Index




         Exhibit Number      Description
         --------------      -----------

               4.1           Form of certificate evidencing shares of common stock(2)

               5.1           Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel for the
                             Registrant*

              23.1           Consent of Grant Thornton LLP, Independent Certified Public Accountants(1)

              23.2           Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in
                             Exhibit 5.1)*

              24.1           Power of Attorney(1)




----------------
*      Filed herewith.

(1)    Previously filed.

(2) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-96090), or amendment 1 thereto and incorporated herein by reference.